EXHIBIT 99.1

SEABULK INTERNATIONAL REPORTS SECOND QUARTER 2004 RESULTS

Fort Lauderdale, FL, August 10, 2004 – Seabulk International, Inc. (Nasdaq: SBLK) today reported net income for the three months ended June 30, 2004 of $2.7 million or $0.12 per fully diluted share on revenue of $87.2 million. Included in the quarter’s results was a gain of approximately $2.0 million or $0.08 per diluted share on the sale of three offshore vessels. In the year-earlier period, the Company had net income of $2.7 million or $0.11 per fully diluted share on revenue of $79.9 million. The year-earlier results included a gain of approximately $0.4 million or $0.02 per diluted share on the sale of vessels.

     Operating income was $12.5 million in the current period versus $12.4 million a year ago.

     “The second quarter saw an improvement in our offshore business, which posted an operating profit for the first time since the third quarter of last year, and continued strong results in our tanker segment, which benefited from the addition of two modern foreign-flag vessels,” commented Chairman and Chief Executive Officer Gerhard E. Kurz. “Our third business, towing, also posted solid results. The revenue gain year-over-year was driven by our tanker business, which had 12 vessels operating in the current quarter versus ten a year ago. Income from operations would have been higher were it not for the drydocking of one of our tankers and unscheduled maintenance costs for certain of our offshore vessels. We are encouraged by recent signs of life in the offshore Gulf of Mexico market, where utilization of our vessels – though not quite at the level of a year ago – is up from the first three months of this year. Going forward, we continue to look for opportunities to grow the Company and enhance shareholder value by, for example, selling older vessels and buying newer ones. In the quarter just ended, this resulted in the expansion of our tanker fleet and the ordering of two new offshore vessels for our West African operation. Given the recent growth in world energy demand, particularly in the United States and China, along with expanding economic activity, the outlook for all three of our businesses for the second half of 2004 appears quite favorable.”

     For the six months ended June 30, 2004, the Company reported net income of $8.4 million or $0.35 per fully diluted share (including a gain on vessel sales of $2.0 million or $0.08 per diluted share) on revenue of $169.7 million. In the year-earlier period, the Company had net income of $4.2 million or $0.18 per diluted share (including a gain of vessel sales of $1.2 million or $0.05 per diluted share) on revenue of $157.2 million. Operating income of $22.9 million in the 2004 period was down slightly from $23.2 million in the first six months of 2003 due in part to higher operating costs and drydocking expense.

Results of Operations

     Revenue from Seabulk Offshore, the Company’s largest business with a fleet of 113 offshore energy support vessels, totaled $41.2 million or 47% of total Company revenue in the second quarter of 2004, up from $39.2 million in the year-ago quarter. Operating income was $3.4 million (including a gain of approximately $2.0 million from vessel sales) versus $2.2 million (including a gain of $0.5 million from vessel sales) in the year-earlier quarter. In the Gulf of Mexico, where utilization improved, the Company narrowed its losses from the first quarter of 2004. In West Africa, which accounts for more than half of Seabulk Offshore’s revenue, day rates improved over the first quarter of 2004 and the year-ago quarter, while utilization remained strong. The Middle East, benefiting from robust activity, had an exceptional quarter with both day rates and utilization ahead of the previous quarter and the year-ago period. (See the accompanying tables for a complete breakdown of average day rates and utilization by region for the Company’s offshore fleet in the quarter ended June 30, 2004.)

     Revenue from Seabulk Tankers, the Company’s fleet of 10 Jones Act and two recently acquired foreign-flag product carriers, rose to $36.4 million or 42% of total Company revenue. In the year-earlier quarter, when the tanker fleet numbered ten vessels, revenue was $31.8 million. Operating income of $10.7 million in the current quarter was down from $12.0 million in the year-earlier period as a result of higher depreciation charges and the drydocking of the Seabulk Magnachem (there were no drydockings in the 2003 quarter). All of the Company’s product tankers are currently employed under long-term time charters or contracts of affreightment. There are two drydockings scheduled for the third quarter of 2004.

     Seabulk Towing, which operates a fleet of 26 tugs in seven southeastern ports and the offshore Gulf of Mexico, had revenue of $9.8 million in the quarter or 11% of total Company revenue, up from $9.0 million in the year-earlier period. Operating income totaled $1.5 million versus $1.2 million in the second quarter of 2003.

     With a fleet of 151 vessels, Seabulk International is a leading provider of marine support and transportation services, primarily to the energy and chemical industries. We provide benchmark quality service to our customers based on innovative technology, the highest safety standards, modern efficient equipment and dedicated, professional employees. Visit us on the Web at www.seabulkinternational.com.

Conference Call Information

     Seabulk’s management will hold a conference call and simultaneous online Webcast beginning at 11:00 a.m. EDT today to discuss second quarter results. To access the call, dial 800-451-8329 (for international callers, 312-461-0285). To access the Webcast, visit the Seabulk International Web site at www.seabulkinternational.com and click on the Investors link. A replay of the call will be available until 5:00 p.m. Wednesday, August 11, by dialing 800-839-6713 (for international callers, 402-220-2306) and using the confirmation number 6494506. A replay of the online Webcast will be available on the Company’s Web site for approximately 90 days.

     This press release includes “forward-looking” information. Forward-looking information includes any statements regarding our expected results of operations,business strategy, competitive position, growth opportunities, and management plans and objectives. Like any other business, we are subject to risks and other uncertainties that could cause our actual results to differ materially from any projections or that could cause other forward-looking information to prove incorrect. In addition to general economic and business risks, some of the specific risks to which our business is subject are (1) declines in oil or gas prices, which can lead to decreased offshore exploration and development activity and thus reduced demand for offshore support vessels, (2) increased construction of new offshore support vessels, which can cause oversupply in the market, (3) international political instability, which can lead to reductions in offshore activity, particularly in less developed regions, (4) fluctuations in weather, which can lead to declines in energy consumption and resulting declines in oil or gas prices, (5) changes in laws and regulations affecting the marine transportation industry, including any possible weakening of the Jones Act, which could result in increased competition from non-U.S. companies in our domestic offshore energy support, marine transportation and towing businesses, and (6) changes in environmental laws and regulations, including any possible weakening of the Oil Pollution Act of 1990, which could result in increased competition for the domestic transportation services provided by our modern double-hull fleet. Additional information regarding these and other factors affecting our business appears in our Reports on Form 10-K and Form 10-Q that we have filed with the Securities and Exchange Commission.

Seabulk International, Inc.

Highlights of Operations (Unaudited)
($ millions except per share)

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004		2003
Revenue	$87.2	$79.9	$169.7		$157.2

Vessel & Voyage Expenses	50.2	42.6	97.1		84.0
General & Administrative	9.3	9.4	18.7		18.8
Depreciation	10.3	10.6	20.2		21.4
Drydocking	6.8	5.3	12.7		11.0
Gain on Sale of Assets	2.0	0.4	2.0		1.2

Income from Operations	12.5	12.4	22.9		23.2

Net Interest Expense	(8.3)	(8.1)	(16.3)		(16.1)

Minority Interest/Other Income (Expense)	—	(0.3)	4.6	(1)	(0.3)

Income before Taxes	4.2	4.0	11.3		6.8
Provision for Foreign Taxes	1.5	1.3	2.9		2.6

Net Income	2.7	2.7	8.4		4.2
Net Income Per Share (2)	0.12	0.11	0.35		0.18

Average Shares Outstanding (000) (2)	23,598	23,640	23,696		23,538

(1)	Includes a gain in the first quarter of 2004 of $4.5 million on the settlement of litigation.

(2)	All per share and share amounts are stated on a diluted basis.

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended June 30, 2004

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic(1)

Vessels(2)	21	—	21	2
Laid-Up	—	—	—	1
Effective Utilization(3)	52%	—	67%	—
Day Rate	$4,879	—	$2,442	—

West Africa

Vessels(2)	33	4	3	—
Effective Utilization(3)	83%	75%	94%	—
Day Rate	$7,350	$6,831	$3,524	—

Middle East

Vessels(2)	6	5	7	4
Effective Utilization(3)	97%	84%	92%	78%
Day Rate	$3,880	$4,739	$1,712	$5,043

Southeast Asia

Vessels(2)	7	—	—	1
Laid-Up	—	—	—	—
Effective Utilization(3)	77%	—	—	—
Day Rate	$5,388	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended March 31, 2004

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic(1)

Vessels(2)	21	—	22	2
Laid-Up	—	—	—	1
Effective Utilization(3)	43%	—	63%	—
Day Rate	$5,001	—	$2,410	—

West Africa

Vessels(2)	33	4	3	—
Effective Utilization(3)	82%	86%	98%	—
Day Rate	$7,281	$6,193	$3,413	—

Middle East

Vessels(2)	6	5	7	5
Effective Utilization(3)	89%	80%	79%	43%
Day Rate	$3,750	$4,565	$1,740	$3,966

Southeast Asia

Vessels(2)	8	—	—	1
Laid-Up	—	—	—	—
Effective Utilization(3)	66%	—	—	—
Day Rate	$5,422	—	—	—

Seabulk Offshore Fleet – Average Day Rates & Utilization

Quarter Ended June 30, 2003

	AHTS/	AHT/	Crew/
	Supply	Tugs	Utility	Other
Domestic(1)

Vessels(2)	21	—	25	2
Laid-Up	—	—	—	1
Fleet Utilization	67%	—	69%	—
Day Rate	$4,989	—	$2,422	—

West Africa

Vessels(2)	32	4	1	—
Fleet Utilization	83%	76%	—	—
Day Rate	$7,199	$6,198	—	—

Middle East

Vessels(2)	6	6	7	6
Laid-Up	—	—	—	1
Effective Utilization(3)	89%	48%	95%	50%
Fleet Utilization	89%	48%	95%	40%
Day Rate	$3,393	$5,364	$1,677	$4,246

Southeast Asia

Vessels(2)	8	—	—	1
Fleet Utilization	80%	—	—	—
Day Rate	$5,321	—	—	—

Note: Day rates are based on recorded revenue, vessel count and utilization. Day rates and utilization are not disclosed for categories with a limited number of vessels.

(1)	Domestic consists of vessels operating in the United States, the Gulf of Mexico, South America and the Caribbean.

(2)	Held-for-sale (2) and bareboat-out vessels are excluded from the vessel count.

(3)	Effective utilization excludes laid-up vessels.